Exhibit 99.7

AMENDMENT NO. 6

TO THE

WOODWARD GOVERNOR COMPANY RETIREMENT SAVINGS PLAN

The Woodward Governor Company Retirement Savings Plan (As Amended and Restated Effective as of January 1, 2008), as heretofore amended (the “Plan”), is hereby further amended, effective as of January 1, 2011 (except as otherwise provided herein), as follows:

1. Effective as of January 26, 2011, the introductory part of Article I of the Plan, under the heading “General”, is hereby amended by adding at the end of the second paragraph thereof the following:

“In connection with the change of the Company’s name to ‘Woodward, Inc.’, on and after January 26, 2011, this Plan shall be known as ‘Woodward Retirement Savings Plan.’”

2. The Plan is hereby amended by adding a new Section 1.15 immediately after Section 1.14 thereof to read as follows:

“Section 1.15 Electronic Media. Notwithstanding any provision of the Plan, the Committee may establish procedures for the use of electronic media in communications and transactions between the Plan, the Plan Administrator, the Committee or a delegate of either and Participants and Beneficiaries, including, without limitation, for purposes of providing notices or other communications or making elections, or submitting or accepting forms under the Plan. Electronic media may include, but are not limited to, e-mail, the Internet, intranet systems and telephone response systems. For purposes of the Plan, any requirement herein that a notice, form or election must be completed, furnished or filed in writing shall include the procedure prescribed by the Committee or its delegate for furnishing, completing, signing, or filing the form, election or notice electronically.”

3. Effective as of June 1, 2011, Section 2.1 of the Plan is hereby amended by adding a new paragraph immediately after the first paragraph thereof to read as follows:

“Notwithstanding any provision of the Plan, any Worker Member whose Date of Hire occurs on or after June 1, 2011 and who is not otherwise excluded from participation in the Plan but who has not affirmatively elected to become a Participant pursuant to Section 2.1(b)(i), shall be deemed to have elected to participate in the Plan pursuant to an Automatic Contribution Agreement and shall become a Participant for purposes of making contributions under Section 5.1 of the Plan as of the 60th day following the Worker Member’s Date of Hire (or, if later, as of the date such individual becomes an eligible Worker Member), provided that by such date he has not made an affirmative written election, in accordance with the procedures established by the Committee, to make Payroll Deferrals to the Plan or not to have any Payroll Deferrals made to the Plan on his behalf.”

4. Effective as of June 1, 2011, Section 2.2 of the Plan is hereby amended by adding immediately after the second sentence thereof the following:

“Notwithstanding any provision of the Plan, a Participant or a Worker Member who terminates employment with the Company and Related Companies or otherwise becomes ineligible to participate in the Plan and is later reemployed or otherwise becomes an eligible Worker Member on or after June 1, 2011, shall be deemed to have elected to resume participation in the Plan for purposes of Section 5.1 pursuant to an Automatic Contribution Arrangement as of the 60th day following the date he again becomes an eligible Worker Member; provided, however, that by such date he has not made an affirmative written election, in accordance with the procedures established by the Committee, to make Payroll Deferrals to the Plan or not to have any Payroll Deferrals made to the Plan on his behalf.”

5. Effective as of June 1, 2011, a new Section 4.6 is hereby added to the Plan immediately after Section 4.5 thereof to read as follows:

“Section 4.6 Automatic Contribution Arrangement.

(a) Effective as of June 1, 2011, a Worker Member who becomes a Participant pursuant to an Automatic Contribution Arrangement as provided in Section 2.1 or 2.2 shall be deemed to have elected to contribute to the Plan as Payroll Deferrals an amount equal to 6% of his Eligible Pay per payroll period, commencing as of the first day of the payroll period that begins as soon as administratively practicable after the date the Worker Member becomes a Participant pursuant to an Automatic Contribution Arrangement.

(b) At least 30 but not more than 90 days prior to the first day of each Plan Year beginning after June 1, 2011, the Committee will provide each Worker Member who has satisfied the eligibility requirements of Section 2.1 and to whom the provisions of an Automatic Contribution Arrangement apply a comprehensive notice of the Worker Member’s rights and obligations under an Automatic Contribution Arrangement. In the case of a Worker

Member who does not receive the notice because the Worker Member has satisfied the requirements of Section 2.1 or whose eligibility resumed pursuant to Section 2.2, as the case may be, after the 90th day before the beginning of the Plan Year, or in the case of a Worker Member whose Date of Hire occurs during the 2011 Plan Year, the notice shall be provided at least 30 but no more than 90 days prior to the date the Worker Member would be deemed to become a Participant as provided in Section 2.1 or 2.2 (as applicable) pursuant to an Automatic Contribution Arrangement.

(c) The notice will be written in a manner calculated to be understood by an average Worker Member and will accurately describe: (i) the level of Payroll Deferrals which will be made on the Worker Member’s behalf if the Worker Member does not make an affirmative written election to participate, (ii) the Worker Member’s right to reject such deemed participation and elect to make Payroll Deferrals as provided in Section 4.1 or to elect not to have Payroll Deferrals made on his behalf, and (iii) the Investment Fund in which the Worker Member’s deferral contributions shall be invested in the absence of any investment election.

(d) An Automatic Contribution Arrangement shall not become effective for any Worker Member who files, in accordance with the procedures established by the Committee and not later than the date he or she would otherwise be deemed to have elected to participate in the Plan pursuant to an Automatic Contribution Arrangement (as provided in Section 2.1 or 2.2), an affirmative written election to make Payroll Deferrals pursuant to Section 4.1 (including those that the Worker Member designates as Roth Contributions pursuant to Section 5.5) or an affirmative written election not to have Payroll Deferrals made to the Plan on his behalf. Payroll Deferrals being made on behalf of a Worker Member pursuant to an Automatic Contribution Arrangement will cease, and an Automatic Contribution Arrangement shall cease to apply to the Worker Member, as soon as administratively practicable after the Worker Member makes an affirmative written election to have a different percentage of his Eligible Pay contributed to the Plan as Payroll Deferrals (including those the Worker Member designates as Roth Contributions pursuant to Section 5.5) or not to have Payroll Deferrals made to the Plan on his behalf.”

6. The last sentence of Section 5.3 of the Plan is hereby deleted and a new sentence is inserted in lieu thereof to read as follows:

“For purposes of this Section 5.3, an “Eligible Participant” is any Participant who (i) was employed by the Company on December 31, 2002; (ii) had completed an Initial Period of Service as of December 31, 2002 or subsequent to such date; and (iii) is employed on the last day of the Plan Year for which the Grandfathered Contribution is made or who dies, retires, becomes disabled or is in qualified military service (within the meaning of Code Section 414(u)) during such Plan Year.”

7. The fourth sentence of Section 9.2 of the Plan is hereby deleted and a new sentence is inserted in lieu thereof to read as follows:

“For the purpose of this Section 9.2, an “Eligible Participant” is any Participant who is employed on the last day of the Plan Year and any Participant who dies, retires, becomes disabled or is in qualified military service (within the meaning of Code Section 414(u)) during such Plan Year.”

8. Effective as of June 1, 2011, Article XVI of the Plan is hereby amended by adding a new definition of “Automatic Contribution Arrangement” immediately after the definition of “Acquisition Loan” therein to read as follows:

“‘Automatic Contribution Arrangement’ shall mean an arrangement under which a Worker Member is deemed to have agreed to reduce his or her Eligible Pay and the Company agrees to contribute to the Trust the amount by which the Worker Member’s Eligible Pay is so reduced as Payroll Deferrals.”

9. Effective as of January 26, 2011, the definition of “Company” in Article XVI of the Plan is hereby amended in its entirety to read as follows:

“‘Company’ shall mean Woodward, Inc. (before January 26, 2011, Woodward Governor Company).”

10. Effective as of January 26, 2011, the definition of “Company Stock” in Article XVI of the Plan is hereby amended in its entirety to read as follows:

“‘Company Stock’ shall mean shares of common stock of Woodward, Inc. (before January 26, 2011, Woodward Governor Company).”

11. The definition of “Eligible Pay” in Article XVI of the Plan is hereby amended by adding a new sentence after the first sentence thereof to read as follows:

“Eligible Pay shall include pay continuation payments to a Participant who does not currently perform services for the Company by reason of qualified military service (as that term is used in section 414(u)(5)).”

12. The definition of “Eligible Wages” in Article XVI of the Plan is hereby amended by adding a new sentence at the end of the first paragraph thereof to read as follows:

“With respect to any period during which an Eligible Participant is in qualified military service (within the meaning of Code Section 414(u)(5)), the Eligible Participant’s Eligible Wages for such period shall be deemed to equal the amount the Participant would have earned as Eligible Wages during such period had the Eligible Participant been performing services for the Company, as determined by the Committee in accordance with this paragraph.”

13. Effective as of June 1, 2011, the definition of “Payroll Deferral” in Article XVI of the Plan is hereby amended in its entirety to read as follows:

“‘Payroll Deferral’ shall mean an amount by which a Worker Member elects to reduce his Eligible Pay pursuant to Section 4.1, or is deemed to have elected to reduce his Eligible Pay under an Automatic Contribution Arrangement pursuant to Section 4.6, as the case may be, and have such amount contributed to the Plan on his behalf.”

14. Effective as of January 26, 2011, the definition of “Plan” in Article XVI of the Plan is hereby amended in its entirety to read as follows:

“‘Plan’ shall mean the Woodward Retirement Savings Plan, as set forth herein, as amended from time to time.”

15. Effective as of January 26, 2011, Section A-1 of Supplement A to the Plan is hereby amended by substituting the phrase “Woodward, Inc.” for the phrase “Woodward Governor Company” where such phrase appears in the third sentence thereof.

16. Effective as of January 26, 2011, Section A-3(b)(I) of Supplement A to the Plan is hereby amended by substituting the phrase “Woodward HRT Pension Plan” for the phrase “Woodward Governor Company HRT Pension Plan” where such phrase appears in the third sentence thereof.

17. Effective as of January 26, 2011, Section B-1 of Supplement B to the Plan is hereby amended by substituting the phrase “Woodward, Inc.” for the phrase “Woodward Governor Company” where such phrase appears in the third sentence thereof.

18. Except as set forth herein, the Plan shall remain in full force and effect.

Executed as of the 8th day of November, 2011.

WOODWARD, INC.

By:	/s/ Rick W. Holm
Corporate Director, Global HR Support Services and Risk Management